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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Abbott Laboratories
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400 U.S.A.

Cover:

Katrina Donnell spends hours at the beach, but only seconds checking her blood glucose levels, thanks to FreeStyle® Flash, the world's smallest glucose monitor. During a routine physical nearly four years ago, the 15-year-old from San Diego, Calif., was diagnosed with diabetes. Today, she spends time with her friends and educates others about the disease through her volunteer activities with the Juvenile Diabetes Research Foundation.

Your Vote
Is Important

Please sign and promptly return your
proxy in the enclosed envelope or vote
your shares by telephone or using the Internet.

Notice of Annual Meeting
of Shareholders

The Annual Meeting of the Shareholders of Abbott Laboratories will be held at Abbott's headquarters, 100 Abbott Park Road, at the intersection of Route 137 and Waukegan Road, Lake County, Illinois, on Friday, April 22, 2005, at 9:00 a.m. for the following purposes:

•
To elect 14 directors to hold office until the next Annual Meeting or until their successors are elected (Item 1 on the proxy card),

•
To ratify the appointment of Deloitte & Touche LLP as auditors of Abbott for 2005 (Item 2 on the proxy card), and

•
To transact such other business as may properly come before the meeting, including consideration of shareholder proposals on: executive compensation, performance-based options, in vitro testing, political contributions, HIV/AIDS—TB—Malaria, and separating the role of Chairman and Chief Executive Officer, if such proposals are presented at the meeting (Items 3, 4, 5, 6, 7, and 8 on the proxy card).

The board of directors recommends that you vote FOR Items 1 and 2 on the proxy card.

The board of directors recommends that you vote AGAINST Items 3, 4, 5, 6, 7, and 8 on the proxy card.

The close of business February 23, 2005 has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

Admission to the meeting will be by admission card only. If you plan to attend, please complete and return the reservation form on the back cover, and an admission card will be sent to you. Due to space limitations, reservation forms must be received before April 15, 2005. Each admission card admits one person. A shareholder may request two admission cards.

By order of the board of directors.

LAURA J. SCHUMACHER
 Secretary

March 18, 2005

Abbott Laboratories

Proxy Statement

Solicitation of Proxies

The accompanying proxy is solicited on behalf of the board of directors for use at the Annual Meeting of Shareholders. The meeting will be held on April 22, 2005, at Abbott's headquarters, 100 Abbott Park Road, at the intersection of Route 137 and Waukegan Road, Lake County, Illinois. This proxy statement and the accompanying proxy card are being mailed to shareholders on or about March 18, 2005.

Information about the Annual Meeting

Who Can Vote

Shareholders of record at the close of business on February 23, 2005 will be entitled to notice of and to vote at the Annual Meeting. As of January 31, 2005, Abbott had 1,558,939,682 outstanding common shares, which are Abbott's only outstanding voting securities. All shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters.

Cumulative Voting

Cumulative voting allows a shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees, as the shareholder desires. Nominees who receive the greatest number of votes will be elected. If you wish to cumulate your votes, you must sign and mail in your proxy card or attend the Annual Meeting.

Voting by Proxy

All of Abbott's shareholders may vote by mail or at the Annual Meeting. The bylaws provide that a shareholder may authorize no more than two persons as proxies to attend and vote at the meeting. Most of Abbott's shareholders may also vote their shares by telephone or the Internet. If you vote by telephone or the Internet, you do not need to return your proxy card. The instructions for voting by telephone or the Internet can be found with your proxy card.

Revoking a Proxy

You may revoke your proxy by voting in person at the Annual Meeting or, at any time prior to the meeting:

•
by delivering a written notice to the secretary of Abbott,

•
by delivering an authorized proxy with a later date, or

•
by voting by telephone or the Internet after you have given your proxy.

Discretionary Voting Authority

Unless authority is withheld in accordance with the instructions on the proxy, the persons named in the proxy will vote the shares covered by proxies they receive to elect the 14 nominees named in Item 1 on the proxy card. Should a nominee become unavailable to serve, the shares will be voted for a substitute designated by the board of directors, or for fewer than 14 nominees if, in the judgment of the proxy holders, such action is necessary or desirable. The persons named in the proxy may also decide to vote shares cumulatively so that one or more of the nominees may receive fewer votes than the other nominees (or no votes at all), although they have no present intention of doing so.

Where a shareholder has specified a choice for or against the ratification of the appointment of Deloitte & Touche LLP as auditors, or the approval of a shareholder proposal, or where the shareholder has abstained on these matters, the shares represented by the proxy will be voted (or not voted) as specified. Where no choice has been specified, the proxy will be voted FOR ratification of Deloitte & Touche LLP as auditors and AGAINST the shareholder proposals.

The board of directors is not aware of any other issue which may properly be brought before the meeting. If other matters are properly brought before the meeting, the accompanying proxy will be voted in accordance with the judgment of the proxy holders.

Quorum and Vote Required to Approve Each Item on the Proxy

A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum for consideration of that matter at the meeting. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote on a matter shall be the act of the shareholders with respect to that matter.

Effect of Broker Non-Votes and Abstentions

A proxy submitted by an institution such as a broker or bank that holds shares for the account of a beneficial owner may indicate that all or a portion of the shares represented by that proxy are not being voted with respect to a particular matter. This could occur, for example, when the broker or bank is not permitted to vote those shares in the absence of instructions from the beneficial owner of the stock. These "non-voted shares" will be considered shares not present and, therefore, not entitled to vote on that matter, although these shares may be considered present and entitled to vote for other purposes. Non-voted shares will not affect the determination of the outcome of the vote on any matter to be decided at the meeting. Shares represented by proxies which are present and entitled to vote on a matter but which have elected to abstain from voting on that matter will have the effect of votes against that matter.

Inspectors of Election

The inspectors of election and the tabulators of all proxies, ballots, and voting tabulations that identify shareholders are independent and are not Abbott employees.

Cost of Soliciting Proxies

Abbott will bear the cost of making solicitations from its shareholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. Proxies may be solicited by mail or in person by directors, officers, or employees of Abbott and its subsidiaries.

Abbott has retained Georgeson Shareholder to aid in the solicitation of proxies, at an estimated cost of $17,500 plus reimbursement for reasonable out-of-pocket expenses.

Abbott Laboratories Stock Retirement Plan

Participants in the Abbott Laboratories Stock Retirement Plan will receive a voting instruction card for their shares held in the Abbott Laboratories Stock Retirement Trust. The Stock Retirement Trust is administered by both a trustee and three co-trustees. The trustee of the Trust is Putnam Fiduciary Trust Company. The co-trustees are T. C. Freyman, G. W. Linder, and T. M. Wascoe, officers of Abbott. The voting power with respect to the shares is held by and shared between the co-trustees and the participants. The co-trustees must solicit voting instructions from the participants and follow the voting instructions they receive. The co-trustees may use their own discretion with respect to those shares for which no voting instructions are received.

Confidential Voting

It is Abbott's policy that all proxies, ballots, and voting tabulations that reveal how a particular shareholder has voted be kept confidential and not be disclosed, except:

•	where disclosure may be required by law or regulation,
•	where disclosure may be necessary in order for Abbott to assert or defend claims,
•	where a shareholder provides comments with a proxy,
•	where a shareholder expressly requests disclosure,
•	to allow the inspectors of election to certify the results of a vote, or
•	in other limited circumstances, such as a contested election or proxy solicitation not approved and recommended by the board of directors.

Information Concerning Nominees for Directors (Item 1 on Proxy Card)

Fourteen directors are to be elected to hold office until the next Annual Meeting or until their successors are elected. All of the nominees are currently serving as directors.

Nominees for Election as Directors

Roxanne S. Austin                                     Age 44                                   Director since 2000

 Former President and Chief Operating Officer, DIRECTV, Inc., El Segundo, California
(Digital Satellite Television Service Provider)

Mrs. Austin served as president and chief operating officer of DIRECTV, Inc. from June 2001 to December 2003. She also served as executive vice president of Hughes Electronics Corporation and as a member of its executive committee until December 2003. From 1997 to June 2001, Mrs. Austin was the corporate senior vice president and chief financial officer of Hughes Electronics Corporation. Mrs. Austin served as Hughes Electronics' vice president, treasurer, chief accounting officer and controller from December 1996 to July 1997; as its vice president, treasurer, and controller from July 1996 to December 1996; and as its vice president and controller from July 1993 to July 1996. Prior to joining Hughes, Mrs. Austin was a partner at the accounting firm Deloitte & Touche. Mrs. Austin earned her B.B.A. degree in accounting from the University of Texas at San Antonio. She serves on the board of trustees of the California Science Center. Mrs. Austin serves on the board of directors of Target Corporation.

William M. Daley                                          Age 56                                  Director since 2004

 Chairman of the Midwest, JPMorgan Chase & Co., Chicago, Illinois
(Banking and Financial Services Company)

Mr. Daley has served as the senior executive of the Midwest region and on the JPMorgan Chase & Co. Executive Committee and on its International Council since May 2004. He served as president, SBC Communications, Inc. (diversified telecommunications) from December 2001 to May 2004. Mr. Daley was vice chairman of Evercore Capital Partners L.P. from January to November 2001. From June to December 2000, Mr. Daley served as chairman of Vice President Albert Gore's 2000 presidential election campaign. Mr. Daley served as the U.S. Secretary of Commerce from January 1997 to June 2000. Mr. Daley serves on the board of directors of Boston Properties, Inc. and Loyola University of Chicago. He also sits on the Council on Foreign Relations. Mr. Daley is a graduate of Loyola University in Chicago and of John Marshall Law School.

H. Laurance Fuller                                      Age 66                                   Director since 1988

 Retired Co-Chairman of the Board, BP Amoco, p.l.c., London, United Kingdom
(Integrated Petroleum and Chemicals Company)

Mr. Fuller was elected president of Amoco Corporation in 1983 and chairman and chief executive officer in 1991. As the result of the merger of British Petroleum, p.l.c. and Amoco effective December 31, 1998, he became co-chairman of BP Amoco, p.l.c. He retired from that position in April 2000. He is a director of Cabot Microelectronics Corporation, Motorola, Inc., and the Rehabilitation Institute of Chicago, and a trustee of The Orchestral Association and Cornell University.

Richard A. Gonzalez                                    Age 51                                   Director since 2001

 President and Chief Operating Officer, Medical Products Group, Abbott Laboratories

Mr. Gonzalez was elected Abbott's president and chief operating officer, medical products group in 2001. He served as executive vice president, medical products from 2000 to 2001, as senior vice president, hospital products from 1998 to 2000, and as vice president, Abbott HealthSystems division from 1995 to 1998. Mr. Gonzalez joined Abbott in 1977. He received his bachelor's degree in biochemistry from the University of Houston and his master's degree in biochemistry from the University of Miami.

Jack M. Greenberg                                    Age 62                                   Director since 2000

 Retired Chairman and Chief Executive Officer, McDonald's Corporation, Oak Brook, Illinois (Developer, Operator, and Franchisor of a Worldwide System of Restaurants)

At the end of 2002, Mr. Greenberg retired as chairman and chief executive officer of McDonald's Corporation. He had served as McDonald's chairman since May 1999 and as its chief executive officer since August 1998. Mr. Greenberg served as McDonald's president from August 1998 to May 1999, and as its vice-chairman from December 1991 to 1998. Mr. Greenberg also served as chairman (from October 1996) and chief executive officer (from July 1997) of McDonald's USA until August 1998. Mr. Greenberg is a graduate of DePaul University's School of Commerce and School of Law. He is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society, and the Chicago Bar Association. Mr. Greenberg is a director of The Allstate Corporation, First Data Corporation, Hasbro, Inc., Manpower Inc., and Quintiles Transnational Corp. He is also a member of the board of trustees of DePaul University, the Field Museum, the Chicago Symphony Orchestra, and the Chicago Community Trust.

Jeffrey M. Leiden, M.D.,  Ph.D.                Age 49                                   Director since 1999

 President and Chief Operating Officer, Pharmaceutical Products Group, Abbott Laboratories

Dr. Leiden was elected Abbott's president and chief operating officer, pharmaceutical products group in 2001. He served as executive vice president, pharmaceuticals and chief scientific officer from 2000 to 2001. From July 1999 until July 2000, Dr. Leiden was Elkan R. Blout Professor of Biological Sciences, Harvard School of Public Health and Professor of Medicine, Harvard Medical School. From 1992 until July 1999, he was the Frederick H. Rawson Professor of Medicine and Pathology and Chief of the Section of Cardiology at the University of Chicago. He is currently a member of the American Society of Clinical Investigation and the American Association of Physicians and serves on the board of directors of the Ravinia Festival, the Museum of Science and Industry, and the Penn Medicine Board of the University of Pennsylvania. In 2001, he was elected a fellow of the American Academy of Arts and Sciences and a member of the Institute of Medicine of the National Academy of Sciences.

The Rt. Hon. Lord Owen CH                   Age 66                                   Director since 1996

 Chairman of Global Natural Energy, p.l.c., London, United Kingdom
(Owner and Operator of Gasoline Retailing Sites)

David Owen is a British subject. He has been chairman of Global Natural Energy p.l.c. since 1995. He was a neurologist and Research Fellow on the Medical Unit of St. Thomas' Hospital, London, from 1965 through 1968 and a member of Parliament for Plymouth in the House of Commons from 1966 until he retired in May of 1992. In 1992, he was created a Life Peer and a Member of the House of Lords. In August of 1992, the European Union appointed him Co-Chairman of the International Conference on Former Yugoslavia. He stepped down in June of 1995. Lord Owen was Secretary for Foreign and Commonwealth Affairs from 1977 to 1979 and Minister of Health from 1974 to 1976.

Boone Powell Jr.                                          Age 68                                  Director since 1985

 Retired Chairman, Baylor Health Care System, Dallas, Texas

Mr. Powell had been associated with Baylor University Medical Center since 1980 when he was named president and chief executive officer. In August 2001, Mr. Powell retired from his position as Chairman of Baylor Health Care System. Prior to joining Baylor, he was president of Hendrick Medical Center in Abilene, Texas. He is a director of Comerica Bank-Texas, U.S. Oncology, and United Surgical Partners International and a fellow of the American College of Health Care Executives. Mr. Powell is a graduate of Baylor University. He received a master's degree in hospital administration from the University of California.

Addison Barry Rand                                     Age 60                                   Director since 1992

 Chairman and Chief Executive Officer, Equitant, Stamford, Connecticut (Provider of Financial Outsourcing Solutions)

Mr. Rand has served as chairman and chief executive officer of Equitant since February 2003. Mr. Rand served as chairman and chief executive officer of Avis Group Holdings, Inc. from November 1999 to March 2001. He served as executive vice president of Worldwide Operations, Xerox Corporation (a document processing, products and services company), from 1992 through 1998. Mr. Rand earned a bachelor's degree from American University and master's degrees in business administration and management sciences from Stanford University. He has also been awarded several honorary doctorate degrees. Mr. Rand serves as a director of Agilent Technologies, Inc., and Aspect Communications, Inc. He is also a member of the board of trustees for Howard University. Mr. Rand is an elected member of the National Sales/Marketing Hall of Fame.

W. Ann Reynolds,  Ph.D.                           Age 67                                   Director since 1980

 Retired Director, Center for Community Outreach and Development, The University of Alabama at Birmingham, Birmingham, Alabama

At the end of 2003, Dr. Reynolds retired as director, Center for Community Outreach and Development, The University of Alabama at Birmingham. She had served in that position since 2002 and as the university's president from 1997 to 2002. From 1990 to 1997, Dr. Reynolds served as chancellor of The City University of New York. Prior to that, she served as chancellor of The California State University, chief academic officer of Ohio State University and associate vice chancellor for research and dean of the graduate college of the University of Illinois Medical Center. She also held appointments as professor of anatomy, research professor of obstetrics and gynecology, and acting associate dean for academic affairs at the University of Illinois College of Medicine. Dr. Reynolds is a graduate of Emporia State University (Kansas) and holds M.S. and Ph.D. degrees in zoology from the University of Iowa. She is also a director of Humana Inc., Maytag Corporation, Owens-Corning, and the Champaign-Urbana News Gazette.

Roy S. Roberts                                               Age 65                                  Dire ctor since 1998

 Managing Director, Reliant Equity Investors, Chicago, Illinois (Venture Capital Firm)

Mr. Roberts has served as managing director of Reliant Equity Investors since September 2000. Mr. Roberts retired from General Motors in April 2000. At the time of his retirement, he was group vice president for North American Vehicle Sales, Service and Marketing of General Motors Corporation, having been elected to that position in October 1998. Prior to that time, he was vice president and general manager in charge of Field Sales, Service and Parts for the Vehicle Sales, Service and Marketing Group from August 1998 to October 1998, general manager of the Pontiac-GMC Division from February 1996 to October 1998, and general manager of the GMC Truck Division from October 1992 to February 1996. Mr. Roberts first joined General Motors Corporation in 1977 and became a corporate officer of General Motors Corporation in April 1987. Mr. Roberts earned a bachelor's degree from Western Michigan University. He serves as a director of Burlington Northern Santa Fe Corporation; as Trustee Emeritus at Western Michigan University; as immediate past president and on the National Board of Directors for the Boy Scouts of America; and on the National Board of the College Fund/UNCF.

William D. Smithburg                                 Age 66                                   Director since 1982

 Retired Chairman, President and Chief Executive Officer, The Quaker Oats Company, Chicago, Illinois (Worldwide Food Manufacturer and Marketer of Beverages and Grain-Based Products)

Mr. Smithburg retired from Quaker Oats in October 1997. Mr. Smithburg joined Quaker Oats in 1966 and became president and chief executive officer in 1981, and chairman and chief executive officer in 1983 and also served as president from November 1990 to January 1993 and again from November 1995. Mr. Smithburg was elected to the Quaker board in 1978 and served on its executive committee until he retired. He is a director of Smurfit-Stone Container Corporation, Northern Trust Corporation, and Corning Incorporated. He is a member of the board of trustees of Northwestern University. Mr. Smithburg earned a B.S. degree from DePaul University and an M.B.A. degree from Northwestern University.

John R. Walter                                             Age 58                                  Director since 1990

 Retired President and Chief Operating Officer, AT&T Corporation, Basking Ridge, New Jersey (Telecommunications Company); and Former Chairman and Chief Executive Officer, R. R. Donnelley & Sons Company, Chicago, Illinois (Printing Company)

Mr. Walter served as president and chief operating officer of AT&T Corporation from October 1996 to July 1997. Prior to that time, he was chairman, president and chief executive officer of R. R. Donnelley & Sons Company, a printing company. He was elected chairman of the board and chief executive officer in 1989 and president in 1987. He holds a bachelor's degree from Miami University of Ohio. Mr. Walter serves as a director of Acceris Incorporated, Deere & Company, Manpower Inc., SNP Corporation of Singapore, and VascoData Security International. He is a trustee of Northwestern University and a director of Evanston Northwestern Healthcare and Steppenwolf Theatre.

Miles D. White                                              Age 49                                  Director since 1998

 Chairman of the Board and Chief Executive Officer, Abbott Laboratories

Mr. White has served as Abbott's chairman of the board and chief executive officer since 1999. He served as an executive vice president of Abbott from 1998 to 1999, as senior vice president, diagnostics operations from 1994 to 1998, and as vice president, diagnostics systems operations from 1993 to 1994. Mr. White joined Abbott in 1984. He received both his bachelor's degree in mechanical engineering and M.B.A. degree from Stanford University. He serves on the board of trustees of The Culver Educational Foundation, The Field Museum in Chicago, and Northwestern University and is deputy chair of the board of directors of the Federal Reserve Bank of Chicago.

The Board of Directors and its Committees

The Board of Directors

The board of directors, which held eight meetings in 2004, currently has fourteen members. The average attendance of all directors at board and committee meetings in 2004 was 98 percent. Abbott encourages its board members to attend the annual shareholders meeting. Last year, all of Abbott's directors attended the annual shareholders meeting.

The board has determined that each of the following directors, who constitute all eleven of Abbott's non-employee directors, is independent in accordance with the New York Stock Exchange listing standards: R. S. Austin, W. M. Daley, H. L. Fuller, J. M. Greenberg, D. A. L. Owen, B. Powell Jr., A. B. Rand, W. A. Reynolds, R. S. Roberts, W. D. Smithburg, and J. R. Walter. To determine independence, the board applied the categorical standards found on Exhibit A to this proxy statement. The board also considered whether a director has any other material relationships with Abbott or its subsidiaries and concluded that none of these directors had a relationship that impaired the director's independence. In making its determination, the board relied on both information provided by the directors and information developed internally by Abbott.

The chairman of the nominations and governance committee acts as lead director to facilitate communication with the board and preside over regularly conducted executive sessions of the independent directors or sessions where the chairman of the board is not present. The lead director, and each of the other directors, communicates regularly with the chairman and chief executive officer regarding appropriate agenda topics and other board related matters.

Committees of the Board of Directors

The board of directors has five committees established in Abbott's bylaws: the executive committee, audit committee, compensation committee, nominations and governance committee, and public policy committee. Each of the members of the audit committee, compensation committee, nominations and governance committee, and public policy committee is independent.

The executive committee, whose members are M. D. White, chairman, H. L. Fuller, J. M. Greenberg, W. A. Reynolds, and W. D. Smithburg, did not hold any meetings in 2004. This committee may exercise all the authority of the board in the management of Abbott, except for matters expressly reserved by law for board action.

The audit committee, whose members are J. M. Greenberg, chairman, R. S. Austin, D. A. L. Owen, W. D. Smithburg, and J. R. Walter, held eight meetings in 2004. The committee is governed by a written charter. This committee assists the board of directors in fulfilling its oversight responsibility with respect to Abbott's accounting and financial reporting practices and the audit process, the quality and integrity of Abbott's financial statements, the independent auditors' qualifications, independence and performance, the performance of Abbott's internal audit function and internal auditors, and certain areas of legal and regulatory compliance. Each of the members of the audit committee is financially literate, as required of audit committee members by the New York Stock Exchange. The board of directors has determined that both J. M. Greenberg, the committee's chairman, and R. S. Austin are "audit committee financial experts." A copy of the report of the audit committee is on page 21.

The compensation committee, whose members are W. D. Smithburg, chairman, W. M. Daley, H. L. Fuller, J. M. Greenberg, B. Powell Jr., and A. B. Rand, held three meetings in 2004. The committee is governed by a written charter. This committee assists the board of directors in carrying out the responsibilities of the board relating to the compensation of Abbott's executive officers and directors by discharging the responsibilities set forth in its charter. A copy of the report of the compensation committee is on pages 13 and 14.

The nominations and governance committee, whose members are H. L. Fuller, chairman, D. A. L. Owen, A. B. Rand, W. A. Reynolds, and R. S. Roberts, held two meetings in 2004. The committee is governed by a written charter. This committee assists the board of directors in identifying individuals qualified to become board members and recommends to the board the nominees for election as directors at the next annual meeting of shareholders, recommends to the board the persons to be elected as executive officers of Abbott, develops and recommends to the board the corporate governance guidelines applicable to Abbott, and serves in an advisory capacity to the board and the chairman of the board on matters of organization, management succession plans, major changes in the organizational structure of Abbott, and the conduct of board activities. The process used by this committee to identify a nominee depends on the qualities being sought. Board members should have backgrounds that when combined provide a portfolio of experience and knowledge that will serve Abbott's governance and strategic needs. Board candidates will be considered on the basis of a range of criteria, including broad-based business knowledge and relationships, prominence and excellent reputations in their primary fields of endeavor, as well as a global business perspective and commitment to good corporate citizenship. Directors should have demonstrated experience and ability that is relevant to the board of directors' oversight role with respect to Abbott's business and affairs.

The public policy committee, whose members are W. A. Reynolds, chair, R. S. Austin, W. M. Daley, B. Powell Jr., R. S. Roberts, and J. R. Walter, held two meetings in 2004. The committee is governed by a written charter. This committee assists the board of directors in fulfilling its oversight responsibility with respect to Abbott's public policy, certain areas of legal and regulatory compliance, and governmental affairs and healthcare compliance issues that affect Abbott by discharging the responsibilities set forth in its charter.

Communicating with the Board of Directors

You may communicate with the board of directors by writing a letter to the chairman of the board, to the chairman of the nominations and governance committee, who acts as the lead director at the meetings of the independent directors, or to the independent directors c/o Abbott Laboratories, 100 Abbott Park Road, D-364, AP6D, Abbott Park, Illinois 60064-6400 Attention: corporate secretary. The general counsel or corporate secretary will regularly forward to the addressee all letters other than mass mailings, advertisements, and other materials not relevant to Abbott's business.

Corporate Governance Materials

Abbott's corporate governance guidelines, outline of directorship qualifications, code of business conduct and the charters of Abbott's audit committee, compensation committee, nominations and governance committee, and public policy committee are all available in the corporate governance section of Abbott's investor relations Web Site (www.abbottinvestor.com) or by sending a request for a paper copy to: Abbott Laboratories, 100 Abbott Park Road, Dept. 383, AP6D2, Abbott Park, Illinois 60064-6400, attn. Investor Relations.

Compensation of Directors

Abbott employees are not compensated for serving on the board or board committees. Abbott's non-employee directors are compensated for their service under the Abbott Laboratories Non-Employee Directors' Fee Plan and the Abbott Laboratories 1996 Incentive Stock Program.

Under the Abbott Laboratories Non-Employee Directors' Fee Plan, non-employee directors earn $6,667 for each month of service as director and $1,000 for each month of service as a chairman of a board committee. Fees earned under this Plan are paid in cash to the director, paid in the form of non-qualified stock options (based on an independent appraisal of their fair market value), or deferred (as a non-funded obligation of Abbott or paid into a grantor trust established by the director) until payments commence (generally at age 65 or upon retirement from the board of directors). The director may elect to have deferred fees credited to either a guaranteed interest account at the prime rate plus 2.25 percent or to a stock equivalent account that earns the same return as if the fees were invested in Abbott stock. If necessary, Abbott contributes funds to a director's trust so that as of year-end the stock equivalent account balance (net of taxes) is not less than seventy-five percent of the value of Abbott common stock. Abbott pays the director for any tax owed on the income earned by the trust or any supplemental contribution to the trust by Abbott.

The Abbott Laboratories 1996 Incentive Stock Program previously provided that each non-employee director elected to the board of directors at the annual shareholder meeting earned a restricted stock award with a fair market value on the date of the award closest to, but not exceeding $65,000. In 2004, this was 1,577 shares. The non-employee directors are entitled to vote these shares and receive all dividends paid on the shares. These shares were nontransferable prior to termination, retirement from the board, death, or a change in control of Abbott.

Since the last annual meeting, the program has been amended to provide that instead of receiving a restricted stock award each non-employee director elected to the board of directors at the annual shareholder meeting will, instead, receive restricted stock units covering a number of Abbott common shares having a fair market value on the date of the award closest to, but not exceeding $90,000. The non-employee directors receive cash payments equal to the dividends paid on the Abbott shares covered by the units. Upon termination, retirement from the board, death, or a change in control of Abbott, a non-employee director will receive one Abbott common share for each restricted stock unit. In addition, the restrictions on transfer were removed from the Abbott shares that had previously been issued under the program and from the shares of Hospira received as a dividend with respect to those shares.

Security Ownership of Executive Officers and Directors

The table below reflects the number of common shares beneficially owned by each director, by the chief executive officer and the four other most highly paid executive officers (the "named officers"), and by all directors and executive officers of Abbott as a group as of January 31, 2005. It also reflects the number of stock equivalent units held by non-employee directors under the Abbott Laboratories Non-Employee Directors' Fee Plan.

Name	Shares Beneficially Owned, Excluding Options (1)(2)	Stock Equivalent Units

Roxanne S. Austin	6,844	0

William G. Dempsey	143,679	0

Thomas C. Freyman	193,729	0

William M. Daley	1,000	285

H. Laurance Fuller	34,634	44,974

Richard A. Gonzalez	287,440	0

Jack M. Greenberg	6,844	0

Jeffrey M. Leiden, M.D., Ph.D.	277,508	0

The Lord Owen CH	14,311	5,758

Boone Powell Jr.	35,357	76,206

Addison Barry Rand	22,649	643

W. Ann Reynolds, Ph.D.	35,291	70,080

Roy S. Roberts	11,492	0

William D. Smithburg	53,316	107,660

John R. Walter	27,576	29,209

Miles D. White	562,454	0

All directors and executive officers as a group (3)(4)	2,286,316	334,815

(1)
The table excludes unexercised option shares which are exercisable within 60 days after January 31, 2005, as follows: R. S. Austin, 6,668; W. G. Dempsey, 570,000; T. C. Freyman, 444,861; H. L. Fuller, 50,644; R. A. Gonzalez, 1,478,989; J. M. Greenberg, 16,857; J. M. Leiden, 1,315,775; D. A. L. Owen, 31,243; A. B. Rand, 12,711; W. A. Reynolds, 51,372; R. S. Roberts, 35,660; W. D. Smithburg, 35,324; J. R. Walter, 45,860; M. D. White, 3,197,006; and all directors and executive officers as a group, 9,290,938.

(2)
The table includes the shares held in the officers' accounts in the Abbott Laboratories Stock Retirement Trust as follows: W. G. Dempsey, 10,070; T. C. Freyman, 16,909; R. A. Gonzalez, 16,977; J. M. Leiden, 616; M. D. White, 14,678; and, all executive officers as a group, 120,544. Each officer has shared voting power and sole investment power with respect to the shares held in his account.

(3)
T. C. Freyman and certain other executive officers of Abbott are fiduciaries of several employee benefit trusts maintained by Abbott. As such, they have shared voting and/or investment power with respect to the common shares held by those trusts. The table does not include the shares held by the trusts. As of January 31, 2005, these trusts owned a total of 64,645,995 (4.1%) of the outstanding shares of Abbott.

(4)
Excluding the shared voting and/or investment power over the shares held by the trusts described in footnote 3, the directors and executive officers as a group together own beneficially less than one percent of the outstanding shares of Abbott.

Executive Compensation

Report of the Compensation Committee

The Compensation Committee of the Board of Directors is composed entirely of directors who have never been employees of the corporation and who satisfy the independence requirements of the New York Stock Exchange, Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee is responsible for oversight of the Company's executive officer and director compensation policies and programs, setting its executive officer compensation philosophy and specifically, reviewing, setting and administering the compensation of Abbott's Chief Executive Officer, and other executive officers and directors. The Committee reviews relative health-care and select high performing company market data provided by an independent outside consultant when considering programs that govern director and executive officer annual compensation, long-term incentives and stock ownership programs.

The foundation of the executive compensation program is based on principles designed to help align the corporation's business strategy, values and management initiatives with shareholder interests. The Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers. The Committee evaluates performance in light of those goals and objectives as well as performance against certain non-financial goals including development of management talent and other strategic business objectives.

The Committee sets the Chief Executive Officer's and other executive officers' compensation based on that evaluation, advice from the Committee's independent compensation consultant, performance relative to its health-care and high performing company peer groups and shareholder return.

The Company's compensation program:

  •
  Integrates compensation programs which link total shareholder return with both the corporation's annual and long-term strategic planning and measurement processes.

  •
  Supports a performance-oriented environment that rewards actual performance that is related to both goals and performance of the corporation as compared to that of industry performance levels.

  •
  Helps attract and retain key executives who are critical to the long-term success of the corporation.

The key components of the Company's total compensation program are base salary, annual incentive awards, and long-term incentive awards comprised of various forms of equity awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance, and varies the opportunity based on individual and corporate performance. In determining the long-term incentive component of the Chief Executive Officer's and other executive officers' compensation, the Committee considers the Company's performance and relative shareholder return, the component mix and value of similar incentive awards to executives at comparable companies, and the awards given to the Chief Executive Officer and other executive officers in past years.

The marketplace is defined by comparing the corporation's pay practices to a group of twenty-four major corporations with similar characteristics, including ten within the health-care industry and eight which are also included in the Standard and Poor's Health Care-500. A select group of high-performing non-healthcare companies, who are defined as having a five year compounded return on equity (ROE) of 18% or higher and chosen for size and comparability to the corporation, is used as a secondary source of comparison. Using compensation survey data from the comparison groups, a range for total compensation and each of its elements—base, annual incentive and long-term equity- based compensation—is established. The intent is to deliver competitive total compensation that varies with the corporation's relative performance. To achieve this objective, a substantial portion of executive pay is delivered through performance-related variable compensation programs, which are based upon achievement of specific corporate and individual performance goals. Each year the Committee reviews the elements of executive compensation to ensure that the total compensation program, and each of its elements, meets the overall objectives discussed above.

In 2004, total compensation was paid to executives based on individual performance and on the extent to which the business plans for the corporation and their areas of responsibility were achieved or exceeded. Specifically, for 2004 the Company met or exceeded all of its financial goals and delivered five-year total shareholder returns that were above the seventy-fifth percentile of the companies in Abbott's health-care peer group.

The Abbott Performance Incentive Plan (PIP), which limits participation to Senior Officers of Abbott and its subsidiaries and complies with the performance requirements of Section 162(m) of the Internal Revenue

Code of 1986; and the Management Incentive Plan (MIP), in which the other officers of the Company participate, are annual incentive plans designed to reward executives when the Company achieves certain financial objectives and when each executive's area of responsibility meets its predetermined goals. These goals include specific financial targets related to consolidated net earnings, profitability, total sales and earnings per share. While many aspects of performance can be measured in these financial terms, the Committee also evaluates the success of the management team in areas of performance that cannot be measured by traditional accounting tools, including the development and execution of strategic plans, the development of management and employees, including Abbott's diversity initiative and the exercise of leadership within the industry and in the communities that Abbott serves. All of these factors are collectively taken into account by management and the Committee when determining the appropriate level of annual incentive awards.

Each year, individual base award allocations establish the maximum annual bonus awards for PIP participants as a percentage of consolidated net earnings. Actual awards paid to PIP participants have historically been below their maximums.

Each year, individual incentive targets are established for MIP participants based on competitive survey data from the group of companies discussed above. Under the MIP, 40% of a participant's target incentive award is attributable to corporate performance relative to its Earnings Per Share target. The remainder of the incentive award is based on the Committee's overall assessment of each participant's achievement of the predetermined financial and strategic performance goals discussed above. As noted above, awards are paid at levels commensurate with Company and individual performance and relative to peer group companies.

For 2004, the corporation achieved or exceeded its predetermined financial goals. As a result, each PIP participant's final award allocation and each MIP participant's incentive award were based on the corporation's financial goal achievement and the committee's overall assessment of each participant's achievement of the predetermined goals discussed above.

To motivate and reward its executives and managers and to directly align key employee and shareholder interests, the corporation has provided long-term incentives in the form of equity participation for many years. Grants of stock options, replacement stock options, restricted stock units and restricted stock awards are important parts of this relationship. To ensure this objective is achieved, executives follow fixed stock ownership guidelines.

Targeted ranges and form of equity awards are determined taking into account competitive practice among the comparison companies noted above. Equity participation targets are set based on established salary ranges and may vary based on each executive's performance as determined by the Committee. As noted above, the target ranges and mix of equity awards are established such that equity awards are appropriately delivered and scaled to the performance of the company within its peer group. Based on its analysis of the competitive equity marketplace and upon the recommendation of its independent compensation consultant, the Committee has determined that the annual equity award should consist of both stock options and restricted stock awards. For 2004, the equity award component mix was 70% stock options and 30% restricted stock.

The Committee also believes it is critical to periodically award restricted stock as a vehicle to retain key management talent. These stock awards are generally restricted for a 5-year period. The last such retention award was in 2002. Therefore, it is expected the next restricted stock retention award would be made in 2007.

The Company's performance for 2004 as described above and as reflected in the Corporation's financial statements included strong growth in sales, earnings, stock price performance and shareholder returns that were above the seventy-fifth percentile of the companies in Abbott's health-care peer group. Accordingly, the Committee determined that Mr. White met or exceeded all strategic and financial goals for 2004. Therefore, in February 2005, the Committee awarded Mr. White a bonus of $2,700,000.

Other 2004 compensation, recommended and approved as appropriate by the Committee and Board of Directors in February 2004, included a base salary increase of 3.5% to $1,560,000, a 380,000 share stock option grant (adjusted to 404,340 after the Hospira stock dividend) and a 55,000 share restricted stock award.

It is the Committee's policy to establish and maintain compensation programs for executive officers, which operate, in the best interests of the corporation and its stockholders in achieving the corporation's long-term business objectives. To that end, the committee continues to assess the impact of the Omnibus Budget Reconciliation Act of 1993 on its executive compensation strategy and takes action to assure that appropriate levels of deductibility are maintained.

Compensation Committee

W. D. Smithburg, chairman, W. M. Daley, H. L. Fuller, J. M. Greenberg, B. Powell Jr., and A. B. Rand.

Summary Compensation Table

The following table summarizes compensation earned in 2004, 2003 and 2002 by the named officers.

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compens- ation ($)	Restricted Stock Award(s) ($)(2)	Securities Underlying Options/ SARs (#)(3)		All Other Compensa- tion ($)(4)

Miles D. White Chairman of the Board, Chief Executive Officer and Director	2004 2003 2002	$1,551,846 1,564,961 1,497,388	$2,700,000 1,750,000 1,250,000	$87,817 84,122 66,068	$2,401,300 0 11,468,000	404,340 675,674 675,674		$77,592 78,248 74,869

Jeffrey M. Leiden, M.D., Ph.D. President and Chief Operating Officer, Pharmaceutical Products Group and Director	2004 2003 2002	875,385 882,692 807,408	1,100,000 970,000 680,000	64,752 70,602 65,854	1,746,400 0 8,314,300	287,294 26,124 478,824 478,824	(5)	43,769 44,135 40,371

Richard A. Gonzalez President and Chief Operating Officer, Medical Products Group and Director	2004 2003 2002	875,385 882,692 802,508	1,100,000 885,000 505,000	53,334 50,866 40,801	1,746,400 0 8,314,300	287,294 478,824 25,298 478,824 55,365	(5) (5)	43,769 44,135 40,126

Thomas C. Freyman Executive Vice President, Finance and Chief Financial Officer	2004 2003 2002	617,308 585,577 493,327	685,000 589,000 375,000	8,318 8,027 11,265	349,280 0 1,433,500	58,522 58,107 106,404 95,764	(5)	30,866 29,279 24,666

William G. Dempsey Senior Vice President, Pharmaceutical Operations	2004 2003 2002	565,769 534,808 501,619	567,500 540,500 375,000	84,594 73,790 79,454	349,280 0 1,433,500	58,522 35,729 106,404 55,556 95,764	(5) (5)	28,289 26,740 25,081

(1)
Abbott's U.S. salaried employees are paid on a bi-weekly pay period schedule. In typical years, such as 2004 and 2002, this results in 26 pay periods. In 2003, the calendar included an extra pay period for Abbott's U.S. salaried employees resulting in salaries approximately 3.8 percent higher than a typical year having 26 pay periods.

(2)
The number and value of Abbott restricted shares held as of December 31, 2004, respectively, were as follows:
M. D. White - 295,000 / $13,761,750;
J. M. Leiden - 260,000 / $12,129,000;
R. A. Gonzalez - 205,000 / $9,563,250;
T. C. Freyman - 43,000 / $2,005,950; and
W. G. Dempsey - 33,000 / $1,539,450.
As the result of the spin-off of Hospira, Inc. to shareholders on April 30, 2004, the named officers, along with all other Abbott shareholders, received a special dividend distribution in the form of shares of Hospira, Inc. The number and value of Hospira restricted shares held as of December 31, 2004, respectively, were as follows:
M. D. White - 29,500 / $988,250;
J. M. Leiden - 26,000 / $871,000;
R. A. Gonzalez - 20,500 / $686,750;
T. C. Freyman - 4,300 / $144,050; and
W. G. Dempsey - 3,300 / $110,550.
These Hospira shares are subject to the same restrictions as the related Abbott restricted shares held by the officer. The officers receive any dividends paid on these Abbott and Hospira restricted shares.

(3)
The number of securities that were outstanding on April 30, 2004 has been adjusted to reflect the spin-off of Hospira, Inc. on April 30, 2004.

(4)
These amounts are employer contributions made to the Stock Retirement Plan and made or accrued with respect to the 401(k) Supplemental Plan.

(5)
These options are replacement stock options. They are described in the table captioned "Options Granted in Last Fiscal Year" on page 16.

Stock Options

The following tables summarize the named officers' stock option activity during 2004.

Options Granted in Last Fiscal Year (1)

	Individual Grants
Name	Number of Securities Underlying Options/ SARs Granted (#)(2)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh.)	Expiration Date	Grant Date Present Value(3)

Miles D. White	404,340(4)	1.5%	$41.03	02/19/14	$4,480,087

Jeffrey M. Leiden, M.D., Ph.D.	287,294(4)	1.1%	41.03	02/19/14	3,183,218
Replacement Options:	12,555	0.0%	41.64	02/13/13	137,226
	13,569	0.1%	41.69	02/13/13	137,725

Richard A. Gonzalez	287,294(4)	1.1%	41.03	02/19/14	3,183,218

Thomas C. Freyman	58,522(4)	0.2%	41.03	02/19/14	648,424
Replacement Options:	24,684	0.1%	41.07	02/10/10	210,555
	31,131	0.1%	41.64	02/13/13	340,262
	2,292	0.0%	43.61	02/12/08	11,850

William G. Dempsey	58,522(4)	0.2%	41.03	02/19/14	648,424
Replacement Options:	31,172	0.1%	41.64	02/13/13	340,710
	2,278	0.0%	43.86	02/13/07	7,312
	2,279	0.0%	43.86	02/12/08	10,643

(1)
The number of securities and exercise or base price have been adjusted to reflect the spin-off of Hospira, Inc. on April 30, 2004.

(2)
These options contain a replacement feature. When the option's exercise price is paid (or, in the case of a non-qualified stock option, when the option's exercise price or the withholding taxes resulting on exercise of that option are paid) with shares of Abbott's common stock, a replacement option is granted for the number of shares used to make that payment. The replacement option has an exercise price equal to the fair market value of Abbott's common stock on the date the replacement option is granted, is exercisable in full six months after the date of grant, and has a term expiring on the expiration date of the original option.

(3)
These values were determined using a Black-Scholes stock option valuation model. For options, other than replacement options, the model uses the following assumptions: expected volatility of 32%, dividend yield of 2.2%, risk-free interest of 2.9%, and option life of 5.4 years. For replacement options, the model uses the following assumptions: expected volatility ranging between 17% and 32%, dividend yield ranging between 2.2% and 2.5%, risk-free interest ranging between 2.3% and 3.3%, and an option life equal to 54% of the option's remaining term. Expected volatility is based on the historic volatility of Abbott stock over a period prior to the option's grant equal to the option's expected life. Dividend yield is based on the option's exercise price and the annual dividend rate at the time of the grant. Risk-free interest is based on the rates available at the time of the grant for zero-coupon U.S. government issues with a remaining term equal to the option's expected life.

(4)
One-third of the shares covered by these options are exercisable after one year; two-thirds after two years; and all after three years.

  Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Values (1)

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)	Value of Unexercised In-the-Money Options/ SARs at Fiscal Year End ($)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Miles D. White	0	$0	2,611,778 / 1,080,013	$13,134,098 / $8,316,098

Jeffrey M. Leiden, M.D., Ph.D.	29,774	251,168	887,225 / 779,687	3,171,312 / 5,964,838

Richard A. Gonzalez	0	0	1,064,008 / 766,118	3,533,400 / 5,897,536

Thomas C. Freyman	77,586	810,224	357,964 / 163,670	766,029 / 1,287,610

William G. Dempsey	47,202	406,867	483,103 / 165,935	1,249,488 / 1,293,357

(1)
The number of shares has been adjusted for the spin-off of Hospira, Inc. on April 30, 2004.

Pension and Retirement Arrangements

Abbott and certain subsidiaries maintain a defined benefit pension plan known as the Abbott Laboratories Annuity Retirement Plan covering most employees in the United States, age 21 or older. Pension benefits are generally based on service and eligible earnings for the 60 consecutive months within the final 120 months of employment for which eligible earnings were highest. Pension benefits are partially offset for Social Security benefits.

The following table shows the estimated annual benefits payable to employees upon normal retirement. The amounts shown are computed on a straight life annuity basis without giving effect to Social Security offsets and include supplemental benefits under a nonqualified supplemental pension plan.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35

$900,000	$303,750	$405,000	$472,500	$499,500	$499,500
1,100,000	371,250	495,000	577,500	610,500	610,500
1,300,000	438,750	585,000	682,500	721,500	721,500
1,500,000	506,250	675,000	787,500	832,500	832,500
1,700,000	573,750	765,000	892,500	943,500	943,500
1,900,000	641,250	855,000	997,500	1,054,500	1,054,500
2,100,000	708,750	945,000	1,102,500	1,165,500	1,165,500
2,300,000	776,250	1,035,000	1,207,500	1,276,500	1,276,500
2,500,000	843,750	1,125,000	1,312,500	1,387,500	1,387,500
2,700,000	911,250	1,215,000	1,417,500	1,498,500	1,498,500
2,900,000	978,750	1,305,000	1,522,500	1,609,500	1,609,500
3,100,000	1,046,250	1,395,000	1,627,500	1,720,500	1,720,500
3,300,000	1,113,750	1,485,000	1,732,500	1,831,500	1,831,500
3,500,000	1,181,250	1,575,000	1,837,500	1,942,500	1,942,500
3,700,000	1,248,750	1,665,000	1,942,500	2,053,500	2,053,500
3,900,000	1,316,250	1,755,000	2,047,500	2,164,500	2,164,500
4,100,000	1,383,750	1,845,000	2,152,500	2,275,500	2,275,500

The compensation considered in determining the pensions payable to the named officers is the compensation shown in the "Salary" and "Bonus" columns of the Summary Compensation Table on page 15. Pensions accrued under the Annuity Retirement Plan are funded through the Abbott Laboratories Annuity Retirement Trust, established on behalf of all participants in that plan. Pensions accrued under the nonqualified supplemental pension plan with present values exceeding $100,000 are funded through individual trusts established on behalf of the officers who participate in that plan.

During 2004, the following amounts, less applicable tax withholdings, were deposited in such individual trusts established on behalf of the named officers: M. D. White, $866,651; R. A. Gonzalez, $478,944; T. C. Freyman, $294,768; and W. G. Dempsey, $647,018. As of December 31, 2004, the years of service credited under the Plan for the named officers were as follows: M. D. White - 20; J. M. Leiden - 4; R. A. Gonzalez - 24; T. C. Freyman - 25; and W. G. Dempsey - 22.

Key Employee Retention

Abbott has change in control arrangements with its management team, in the form of change in control agreements for Abbott officers and a change in control plan for other key management personnel. The agreements with the named officers are described below.

The agreements with the named officers continue in effect until December 31, 2007, and at the end of each year will automatically be extended through the third year thereafter unless Abbott notifies the officer that the agreement will not be extended. The agreements also automatically extend for two years following any change in control (as defined in the agreements) that occurs while they are in effect. The agreements provide that if the officer is terminated other than for specified reasons or if the officer elects to terminate employment under certain circumstances during a potential change in control (as defined in the agreements) or within two years following a change in control of Abbott (including termination by the officer for any reason during the thirty-day window period which begins six months after the date of a change in control), the officer is entitled to receive a lump sum payment equal to three times the officer's annual salary and bonus (assuming for this purpose that all target performance goals have been achieved or, if higher, based on the average bonus for the last three years), plus any unpaid bonus owing for any completed performance period and the pro rata bonus for any current bonus period (based on the highest of the bonus assuming achievement of target performance, the average bonus for the past three years, or in the case of the unpaid bonus for any completed performance period, the actual bonus earned). The officer will also receive up to three years of additional employee benefits (including outplacement services and tax and financial counseling for three years and the value of three more years of pension accruals), payment of any excise taxes and other related taxes and payments for which the officer is responsible as a result of the agreement, and reimbursement of certain legal, tax and audit fees. The agreements also limit the conduct for which awards under Abbott's stock incentive programs can be terminated and generally permit options to remain exercisable for the remainder of their term. Independent compensation consultants confirm that the level of payments provided under the agreements is consistent with current market practice.

Performance Graph

The following graph compares the change in Abbott's cumulative total shareholder return on its common shares with the Standard & Poor's 500 Index and the Standard & Poor's 500 Health Care Index. Abbott's cumulative total shareholder returns have outperformed both the Standard & Poor's 500 Index and the Standard and Poor's 500 Health Care Index over the period shown on the following graph.

Ratification of Independent Registered Public Accountants (Item 2 on Proxy Card)

Abbott's bylaws provide that the audit committee shall appoint annually a firm of independent registered public accountants to serve as auditors. In October 2004, the audit committee appointed Deloitte & Touche LLP to act as auditors for 2005. Deloitte & Touche LLP has served as Abbott's auditors since 2002.

Although the audit committee has sole authority to appoint auditors, it would like to know the opinion of the shareholders regarding its appointment of Deloitte & Touche LLP as auditors for 2005. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as auditors for 2005, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Deloitte & Touche LLP.

The board of directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2005.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates ("the Deloitte Entities") for the audit of Abbott's annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for other services rendered by the Deloitte Entities during these periods.

	2004	2003
Audit fees:(1)	$11,257,000	$6,725,000
Audit related fees:(2)	98,000	1,873,000
Tax fees:(3)	2,588,000	2,032,000
All other fees:(4)	—	—

Total	$13,943,000	$10,630,000
(1)
The Deloitte Entities billed or will bill Abbott for professional services rendered for: the audit of Abbott's annual financial statements and the review of Abbott's financial statements included in Abbott's quarterly reports, the 2004 Sarbanes-Oxley Section 404 attestation, statutory and subsidiary audits, the review of documents filed with the Securities and Exchange Commission, and certain accounting consultations in connection with the audits.

(2)
Audit related fees include: accounting consultations and audits in connection with proposed acquisitions and divestitures, and internal control consultations related to Sarbanes-Oxley Section 404 compliance.

(3)
Tax fees consist principally of professional services rendered by the Deloitte Entities for tax compliance and tax planning and advice including assistance with tax audits and appeals, and tax advice related to mergers and acquisitions.

(4)
No fees for other service were incurred in 2004 or 2003.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The audit committee has established policies and procedures to pre-approve all audit and permissible non-audit services performed by the Deloitte Entities after January 1, 2003.

Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a schedule of all proposed services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.

Report of the Audit Committee

Management is responsible for Abbott's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management's assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed the audited financial statements contained in the 2004 Annual Report on Form 10-K with Abbott's management and its independent registered public accounting firm.

The committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent registered public accounting firm their independence. The committee has also considered whether the provision of the services described on page 20 under the caption "Audit Fees and Non-Audit Fees" is compatible with maintaining the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in Abbott's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Audit Committee

J. M. Greenberg, chairman, R. S. Austin, D. A. L. Owen, W. D. Smithburg and J. R. Walter

Section 16(a) Beneficial Ownership Reporting Compliance

Abbott believes that during 2004 its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934.

Shareholder Proposals

Six shareholder proposals have been received. Abbott is advised that the proposals will be presented for action at the Annual Meeting. The proposed resolutions and the statements made in support thereof are presented below.

The board of directors recommends that you vote AGAINST the proposals.

Shareholder Proposal on Executive Compensation (Item 3 on Proxy Card)

Ronald M. Friedman, 5743 Theobald Road, Morton Grove, Illinois 60053-3047, owner of 303 Abbott common shares, has informed Abbott that he intends to present the following proposal at the meeting:

Shareholders request that the board of directors grant no bonuses, pay raises, stock options, restricted stock or any other additional benefits, other than salary, for the five highest compensated executive officers in any year in which Abbott or any of its 50% or more owned subsidiaries pay any fines to government agencies in excess of fifteen million dollars. This applies only to compensation agreements made in the future.

Proponent's Statement in Support of Shareholder Proposal

I believe that Abbott's management and board of directors should conduct our company's business in such a manner so we do not incur government fines. This resolution makes it clear to our management and directors, that operating in ways to incur government fines is unacceptable to shareholders. The following table lists the consent decrees and other settlements and corresponding bonuses, options and restricted stock granted to the chief executive officer.

Year	Amount of Payment to Government	Bonus	Options Granted	Restricted Stock	Government Action
1999	$100,000,000	$800,000	439,895	0	Consent Decree - with FDA
2001	$437,500,000	$2,100,000	748,302	$2,089,000	Dept. of Justice Settlement with TAP
2002	$129,000,000	$1,250,000	635,000	$11,468,000	Continued Payment from 1999 Consent Decree
2003	$534,000,000	$1,750,000	635,000	0	Ross Enteral Nutrition Investigation

Board of Directors' Statement in Opposition to the Shareholder Proposal on Executive Compensation (Item 3 on Proxy Card)

As a health care company, Abbott operates in a complex, dynamic and highly regulated environment. Abbott's management is committed to ensuring that its practices comply with applicable laws and regulations worldwide and to promoting the highest ethical standards.

This commitment to compliance is embodied in the company's management systems and programs. For example, Abbott's Code of Business Conduct provides guidelines to all employees on ethical and legal issues. Furthermore, Abbott's Office of Ethics and Compliance makes available to employees a number of resources to enhance compliance, including an Ethics and Compliance Helpline, a toll-free number available to all employees 24 hours a day, seven days a week; division level compliance staff; and extensive in-person as well as Web-based training programs.

Management is charged with resolving legal or compliance issues in the long-term interests of shareholders, patients and employees. In some circumstances, these interests are best served through settlement of disputes, regardless of fault. Such settlements minimize legal costs and risks of protracted litigation, as well as avoid disruption to the business.

Linking executive compensation to a single dimension such as settlement decisions is inappropriate. Abbott's total compensation program is competitive and performance driven, aligning compensation with the achievement of annual and long-term goals, and the company's values. Compensation decisions are based on multiple dimensions designed to ensure that management is furthering shareholder interests. Management's incentive compensation reflects these multiple dimensions.

The board of directors recommends that you vote AGAINST the proposal.

Shareholder Proposal Concerning Performance-Based Options (Item 4 on Proxy Card)

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, owner of 25,400 Abbott common shares, has informed Abbott that it intends to present the following proposal at the meeting:

Resolved: That the shareholders of Abbott Laboratories (the "Company") request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Proponent's Statement in Support of Shareholder Proposal

As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company's peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company's stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company's Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives' compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to often reward mediocre or poor performance. The Conference Board's Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

Board of Directors' Statement in Opposition to the Shareholder Proposal Concerning Performance-Based Options (Item 4 on Proxy Card)

The Abbott board of directors supports the concept of performance-based compensation for all employees. In the opinion of the board, the interests of its executive officers are already aligned with the interests of shareholders through the grant of fixed-priced fair market value stock options. Fixed-priced stock options are inherently performance-based because the exercise price (sometimes called grant price) equals the market price of Abbott common stock on the date of grant. Employees realize no economic benefit unless Abbott's stock price increases in value subsequent to the grant date, thereby benefiting all shareholders.

As stated in the Compensation Committee Report on pages 13 and 14 of this Proxy Statement, performance-based compensation is an important component of executive compensation and represents a substantial part of Abbott's compensation program.

The board opposes the specific performance-based options recommended by the proponent because they are not prevalent in the marketplace and may disadvantage the company in attracting and retaining critical personnel. Further, given the valuation methods utilized, the use of alternative forms of incentive could require the company to grant more shares than it would otherwise award with a traditional option grant to remain competitive. In addition, variability in accounting charges associated with some performance-based options could create volatility in earnings and performance comparisons.

It is in the best interests of shareholders to preserve the flexibility and discretion of the independent Compensation Committee to design a long-term incentive program that is the most appropriate for attracting and retaining industry-leading executive talent.

The board of directors recommends that you vote AGAINST the proposal.

Shareholder Proposal Concerning In Vitro Testing (Item 5 on Proxy Card)

John M. Carter (owner of 478 Abbott common shares), The Enid K. Dillon Trust (owner of 3,000 Abbott common shares), and Cornelia Cerf (owner of 300 Abbott common shares), through their attorney, Susan L. Hall, 2818 Connecticut Avenue, N.W., Washington, D.C., 20008, have informed Abbott that they intend to present the following proposal at the meeting.

WHEREAS, statistics published by research oversight bodies in North America and Europe document that the vast majority of painful and distressing animal experiments are conducted to satisfy outdated, government-mandated testing requirements1 and that such testing is on the rise;2 and

WHEREAS, nearly 60% of animals used in regulatory testing suffer pain ranging from moderate to severe, all the way to pain near, at, or above the pain tolerance threshold,3 generally without any pain relief; and

WHEREAS, non-animal test methods are generally less expensive,4 more rapid, and always more humane, than animal-based tests; and

WHEREAS, unlike animal tests, non-animal methods have been scientifically validated and/or accepted as total replacements for the following five toxicity endpoints: skin corrosion (irreversible tissue damage), skin irritation (milder and reversible damage), skin absorption (the rate of chemical penetration), phototoxicity (an inflammatory reaction caused by the interaction of a chemical with sunlight), and pyrogenicity (a fever-like reaction that can occur when certain intravenous drugs interact with the immune system);

NOW THEREFORE BE IT RESOLVED, that the shareholders request that the Board:

1.
Commit specifically to using only non-animal methods for assessing skin corrosion, irritation, absorption, phototoxicity and pyrogenicity.

2.
Confirm that it is in the Company's best interest to commit to replacing animal-based tests with non-animal methods.

3.
Petition the relevant regulatory agencies requiring safety testing for the Company's products to accept as total replacements for animal-based methods, those approved non-animal methods described above, along with any others currently used and accepted by the Organization for Economic Cooperation and Development (OECD) and other developed countries.

Proponent's Statement in Support of Shareholder Proposal

This Resolution is designed to harmonize the interests of sound science with the elimination of animal-based test methods where non-animal methodologies exist. It seeks to encourage the relevant regulatory agencies to join their peers in accepting validated in vitro and other non-animal test methods. It will not compromise consumer safety or violate applicable statutes and regulations.

Further, this Resolution commits the Company to end animal testing for five specific endpoints in favor of valid non-animal methods. These include the 3T3 Neutral Red Uptake Phototoxicity Test, human skin equivalent tests for corrosivity, and a human blood-based test for pyrogenicity, all of which have been successfully validated through the European Centre for the Validation of Alternate Methods.5 Several non-animal methods have also been adopted as Test Guidelines by the OECD6 (an alliance of 30 member countries including the US, EU, Japan, Canada and Australia). Regulatory agencies in OECD member countries are not at liberty to reject data from non-animal tests for skin corrosion, skin absorption and phototoxicity where such data have been generated in accordance with an OECD Test Guideline.

We urge shareholders to support this Resolution.

(1)
CCAC Animal Use Survey - 2001: http://www.ccac.ca/english/FACTS/Facframeaus2001.htm.
(2)
Statistics of Scientific Procedures on Living Animals - Great Britain - 2002. http://www.official-documents.co.uk/document/cm58/5886/5886.htm.
(3)
CCAC Animal Use Survey - 2001.
(4)
Derelanko MJ and Hollinger MA (Eds.). (2002). Handbook of Toxicology, Second Ed, 1414 pp. Washington, DC: CRC Press.
(5)
ECVAM website: http://ecvam.jrc.it.
(6)
OECD test guidelines: http://www.oecd.org/document/22/0,2340,en_2649_34377_1916054_1_1_1_1,00.html.

Board of Directors' Statement in Opposition to the Shareholder Proposal Concerning In Vitro Testing (Item 5 on Proxy Card)

The company uses in vitro (non-animal) tests, including those mentioned in the proposal, where the methods have been proven as scientifically valid and approved by regulatory agencies around the world. Abbott's preference is to use in vitro tests whenever appropriate, if these tests do not compromise patient safety or the effectiveness of our medicines.

The requirement of this proposal to replace all animal-based tests with in vitro tests is unfeasible. There are insufficient in vitro tests approved and available to allow Abbott to discover and test new medicines. It has been scientifically proven that many in vitro tests do not mimic the true biological state, and therefore, cannot be relied upon to determine safety and efficacy of medicines. To date, in vitro tests can comprise but a small component of overall testing that is required by regulatory bodies. Abbott is required by national and international regulatory agencies to use in vivo (animal) testing to meet our commitment to provide patients with safe and effective medicines.

Abbott respects the unique role animals have played in advancing medical discovery, without which millions of people would not realize the benefits of the many treatments that improve and save lives. Abbott's animal welfare and treatment policies and practices reflect industry best standards. Our program and facilities meet regulations of the United States, European Union and other countries, including the U.S. Animal Welfare Act and the standards established by the National Research Council's Guide for the Care and Use of Laboratory Animals. Abbott's program has been accredited by the Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC) since 1975. In past site reviews by AAALAC, our company's program has been noted to be exemplary.

The board of directors recommends that you vote AGAINST the proposal.

Shareholder Proposal Concerning Political Contributions (Item 6 on Proxy Card)

The Mercy Investment Program, 205 Avenue C, #10E, New York, New York 10009, owner of 150 Abbott common shares, and three other proponents have informed Abbott that they intend to present the following proposal at the meeting.

Resolved, that the shareholders of Abbott Laboratories ("Company") hereby request that the Company provide a report updated semi-annually, disclosing the Company's:

1.
Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.
Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.
An accounting of the Company's funds contributed to any of the persons described above;

b.
The business rationale for each of the Company's political contributions; and

c.
Identification of the person or persons in the Company who participated in making the decisions to contribute.

This report shall be posted on the company's website to reduce costs to shareholders.

Proponent's Statement in Support of Shareholder Proposal

As long-term shareholders of Abbott Laboratories we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

There are various disclosure requirements for political contributions but they are difficult for shareholders to access and are not complete. Although the Bi-Partisan Campaign Reform Act enacted in 2002 prohibits corporate contributions to political parties at the federal level, corporate soft money state-level contributions are legal in 49 states and disclosure standards vary widely.

Corporations can also make unlimited contributions to "Section 527" organizations, political committees formed for the purpose of influencing elections but not supporting or opposing specific candidates. These do not have to be reported.

Between January 1, 1991 and December 31, 2002 the Pharmaceutical Research and Manufacturers Association (PhRMA)—of which the company is a dues-paying member—gave $35.5 million in soft money political contributions. (Follow the Dollar Report, July 1, 2003, Common Cause).

Company executives exercise wide discretion over the use of corporate resources for political purposes. They make decisions without a stated business rationale for such donations. In 2001-02, the last fully reported election cycle, Abbott Laboratories contributed at least $335,100 (The Center for Responsive Politics, Soft Money Donors, http://www.opensecrets.org/softmoney).

Relying only on the limited data available from Federal Election Commission and the Internal Revenue Service, the Center for Responsive Politics, a leading campaign finance watchdog organization, provides an incomplete picture of the Company's political donations.

Proponents believe our company should be using its resources to win in the marketplace through superior products and services to its customers not because it has superior access to political leaders. Political power can change, leaving companies relying on this strategy vulnerable.

Finally, the requested report represents a minimal cost to the company, as presumably management already monitors corporate resources used for such purposes. Although lacking a business rationale for such contributions, our peer company Pfizer discloses these contributions on an annual basis.

There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.

Board of Directors' Statement in Opposition to the Shareholder Proposal Concerning Political Contributions (Item 6 on Proxy Card)

The Abbott board of directors views Abbott's participation in the political process on issues that influence patients' access to affordable and innovative medicines and the company's long-term success to be appropriate. For example, the company's political involvement has contributed to providing 41 million Medicare seniors with access to discounts on their medicines; increased funding for AIDS Drug Assistance Programs that will benefit 87,000 patients; and ensuring Medicare coverage for thousands of patients using end-stage renal care and self-injectable rheumatoid arthritis medicines.

Information about the political contributions of Abbott and the Abbott Laboratories Employee Political Action Committee (AEPAC) is publicly available on the Federal Election Commission (FEC) Web site (www.fec.gov) and state election Web sites.

Abbott and its employees participate in the political process with contributions to federal and state political candidates and parties. All AEPAC funds, which represent the primary source of political contributions to candidates in 2004, come from voluntary, personal contributions of Abbott employees.

Support from Abbott and AEPAC for any candidate is bipartisan and based on clear criteria: policy positions that reflect Abbott's interests; representation of geographic areas where Abbott employees and facilities are located; relevant legislative committee assignments; political track record; ability to be elected; and need for financial assistance. For example, the company has supported political candidates from both parties who are working to expand access of health care to uninsured patients; who believe in the free market system; who value the importance of medical innovation; and who support protection of intellectual property.

The board of directors recommends that you vote AGAINST the proposal.

Shareholder Proposal Concerning HIV/AIDS-TB-Malaria Pandemics (Item 7 on Proxy Card)

The Maryland Province of the Society of Jesus, 5704 Roland Avenue, Baltimore, Maryland 21210-1399 and 28 other proponents have informed Abbott that they intend to present the following proposal at the meeting. Abbott will provide the proponents' names and addresses to any shareholder who requests that information and, if provided by a proponent to Abbott, the number of Abbott common shares held by that proponent.

Resolved: Shareholders request that our Board review the economic effects of the HIV/AIDS, tuberculosis and malaria pandemics on the company's business strategy, and its initiatives to date, and report to shareholders within six (6) months following the 2005 annual meeting. This report, developed at reasonable costs and omitting proprietary information, will identify the impacts of these pandemics on the company.

Proponent's Statement in Support of Shareholder Proposal

We believe that HIV/AIDS, Tuberculosis (TB) and Malaria pose major risks to the long-term financial health of firms, like Abbott Laboratories that operate in emerging markets.

The crisis of HIV/AIDS in Africa, with half of all global HIV/AIDS cases, is well known. UNAIDS—the joint United Nations AIDS program—reports life expectancy in much of southern Africa has declined by over half, to barely thirty years.

New research also shows disturbing trends in Asian markets. New infection rates in Asia are at all-time highs. 7.4 million people there are living with HIV. India alone has more citizens living with HIV than any country, except South Africa. ("Report on the Global AIDS Pandemic," UNAIDS 2004).

Foreign Affairs reported in December 2002 that even moderate HIV pandemics in India and China may reduce per capita GNP by 2025 to virtually 2000 levels—wiping out a generation's worth of economic growth.

In China, UNAIDS projects 10 million infections by 2010. Stephen Roach, Morgan Stanley's Chief Economist, wrote in June 2004 that "all the economic growth in the world cannot possibly compensate for the devastation China would face if [UNAIDS] projections were to come to pass."

Standard Chartered Bank Group Chief Executive Mervyn Davies, in a 2004 World Economic Forum report, cautioned that "AIDS imposes a day-to-day economic 'tax' that compromises business productivity." Firms pay in increased health and benefit costs, decreased productivity, higher turnover, and other ways.

Despite these warnings, the same report concluded "firms are not particularly active in combating HIV/AIDS" and "businesses appear to be making decisions based on a patchy assessment of the risks they face."

Unfortunately, "most companies do not yet report appropriate data for investors to make informed decisions about the impact of HIV/AIDS," says a 2003 survey of corporations by UNAIDS. We believe, to date, our company's reporting has also been inadequate.

In contrast to our company's performance, several large-cap firms make reporting on infectious diseases best practice. The Bill & Melinda Gates Foundation has funded an HIV/AIDS Resource Document at the Global Reporting Initiative.

In 2004, Coca-Cola shareholders approved a resolution seeking such a report with 98% support. Coca-Cola's subsequent report notes "the moral and business imperatives are of equal importance" in responding to HIV/AIDS.

Our experience with Coca-Cola and other leading companies demonstrates that these reports need not be onerous. In our opinion, shareholders must fully understand the threats posed by these diseases in order to make informed assessments of our company's value.

We urge shareholders to vote FOR this resolution.

Board of Directors' Statement in Opposition to the Shareholder Proposal Concerning HIV/AIDS—TB—Malaria Pandemics (Item 7 on Proxy Card)

This proposal is unnecessary because the company already recognizes that HIV/AIDS poses a serious social and health threat globally. Moreover, the health, economic and social impacts of this pandemic have been documented by many organizations including UNAIDS, WHO, World Bank, think tanks such as the Center for Strategic and International Studies, business organizations such as the Global Business Coalition on HIV/AIDS, and several U.S. government agencies.

Abbott is a leader among global health care companies and is already addressing this pandemic on multiple fronts. Our company's efforts include research and development of new HIV medicines and diagnostic instruments and tests; comprehensive workplace policies; humanitarian initiatives to assist developing countries;

and encompass advocacy for U.S. and multilateral funding to address HIV/AIDS in countries hardest hit by this disease. Abbott's efforts have been documented in our Global Citizenship reports and Web site.

The creation of further reviews and another report as required by the proposal are not productive uses of company resources.

The board of directors recommends that you vote AGAINST the proposal.

Shareholder Proposal on Separating the Roles of Chair and CEO (Item 8 on Proxy Card)

Catholic Healthcare West, 185 Berry Street, Suite 300, San Francisco, California 94107-1739, owner of 195,120 Abbott common shares, and 6 other proponents have informed Abbott that they intend to present the following proposal at the meeting. Abbott will provide the proponents' names and addresses to any shareholder who requests that information and, if provided by a proponent to Abbott, the number of Abbott common shares held by that proponent.

Resolved: The shareholders of Abbott Laboratories (the "Company") request the Board of Directors establish a policy of, whenever possible, separating the roles of Chairman and Chief Executive Officer, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2005 shareholder meeting.

Proponent's Statement in Support of Shareholder Proposal

We believe in the principle of the separation of the roles of Chairman and Chief Executive Officer. This is a basic element of sound corporate governance practice. In addition, the lack of access to medicines has created a leadership crisis at our company which a separation of the Chair and CEO would begin to address.

We believe an independent Board Chair—separated from the CEO—is the preferable form of corporate governance. The primary purpose of the Board of Directors is to protect shareholder's interests by providing independent oversight of management and the CEO. The Board gives strategic direction and guidance to our Company.

The Board will likely accomplish both roles more effectively by separating the roles of Chair and CEO. An independent Chair will enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

A number of respected institutions recommend such separation. CalPERS Corporate Core Principles and Guidelines state: "the independence of a majority of the Board is not enough" and that "the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management."

An independent board structure will also help the board address complex policy issues facing our company, foremost among them the crisis in access to pharmaceutical products.

Millions of Americans and others around the world have no access to our company's life-saving medicines. This is an emergency, and our company's charitable work, while laudable, is neither a sufficient nor strategic response. We believe an independent Chair and vigorous Board will bring greater focus to this ethical imperative, and be better able to forge solutions for shareholders and patients to address this crisis.

The current business model of the pharmaceutical sector is undergoing significant challenges. The industry has generated substantial revenue from American purchasers, who pay higher prices for medicines than people in other developed countries. Pressure on drug pricing and dependence on this business model may impact our company's long-term value.

In order to ensure that our Board can provide the proper strategic direction for our Company with independence and accountability, we urge a vote FOR this resolution.

Board of Directors' Statement in Opposition to the Shareholder Proposal on Separating the Roles of Chair and CEO (Item 8 on Proxy Card)

In the opinion of the Abbott board of directors, the company's governance structure ensures that the appropriate level of oversight and independence is applied to all board decisions. The board also believes it is in the best interests of the company and its shareholders to retain flexibility to exercise its collective judgment to determine who should serve as chairman, given the circumstances at any particular point in time. The existing structure, in which the offices of chairman and chief executive officer are held by one individual, supports the board's exercise of its oversight responsibilities and does not compromise its independence.

The company has a strong governance profile. The board is composed of more than a two-thirds majority of independent directors. All of the key committees, including Audit, Compensation, Nominations and Governance and Public Policy are composed of independent directors. The company also has established governance guidelines, which are posted on its corporate Web site.

The board has a lead director to facilitate communication with the board and preside over regularly conducted executive sessions or sessions where the chairman is not present. The lead director, and all other directors, communicate regularly with the chairman and CEO regarding appropriate agenda topics and other board related matters. Additionally, the company has a published procedure enabling shareholders and other third parties to communicate directly with board members.

The interests of the company and its shareholders are well-served by the current structure. The governance profile of the company is sufficient to ensure independence and accountability and a rigid application of this proposal is not in the best interests of the company. It deprives the board of its exercise of business judgment to determine how best to provide oversight to the company and eliminates the ability to consider all circumstances in determining the appropriate chairman for the board.

The board of directors recommends that you vote AGAINST the proposal.

Other Matters

In 1999, shareholder derivative actions were filed against Abbott's then current directors and certain former directors relating to Abbott's alleged noncompliance with the United States Food and Drug Administration's Quality System Regulation at Abbott's Diagnostic Division facilities in Lake County, Illinois. In March 2001, the United States District Court for the Northern District of Illinois dismissed these complaints. The plaintiffs appealed to the United States Court of Appeals for the Seventh Circuit. In March 2003, the Seventh Circuit reversed the District Court's dismissal. These derivative actions alleged the defendants breached their fiduciary duties by, among other things, allowing the alleged regulatory noncompliance and causing Abbott to pay $100 million to the federal government and withdraw certain medical diagnostic kits from the U.S. market. The plaintiffs requested unspecified monetary damages, including punitive and exemplary damages, to be paid to Abbott, reimbursement of their legal fees and costs, and various other forms of relief. On March 1, 2005, the trial court approved a settlement of this matter. Under the terms of the settlement, a charter for the board's public policy committee has been adopted (a copy of which is available in the corporate governance section of Abbott's investor relations Web Site, www.abbottinvestor.com), Abbott will fund regulatory / compliance activities in the amount of $27 million, and the plaintiffs' attorneys fees will be paid from proceeds of insurance maintained by Abbott for its directors.

In 2001, shareholder derivative suits were filed in the Circuit Court of Cook County, Illinois against Abbott's then current directors, with the exception of R. A. Gonzalez (who was not a director at the time of the alleged activity), alleging that these directors breached their fiduciary duties by failing to take action to prevent certain marketing and pricing practices at TAP Pharmaceutical Products Inc. TAP is a 50 percent owned joint venture of Abbott. The plaintiffs requested a return of salaries, reimbursement of their legal fees and costs, and various other forms of relief. On February 25, 2005, the court approved a settlement in this matter. Under the terms of the settlement, certain provisions were included in the charter for the board's public policy committee, and the plaintiffs' attorneys fees will be paid from proceeds of insurance maintained by Abbott for its directors.

In 2003, three shareholder derivative actions were filed in the Circuit Court of Cook County, Illinois against Abbott's then current directors alleging that these directors breached their fiduciary duties in relation to certain business practices in the enteral nutritional business. The suits sought compensatory damages, return of salaries, attorneys fees and other forms of relief. All three actions were consolidated and in the Circuit Court of Cook County, Illinois. In January 2004, a related additional shareholder derivative action was filed in the United States District Court for the Northern District of Illinois which was dismissed on July 29, 2004. On February 28, 2005, the Circuit Court of Cook County approved a settlement in this matter. Under the terms of the settlement, certain provisions were included in the charter for the board's public policy committee, and the plaintiffs' attorneys fees will be paid from proceeds of insurance maintained by Abbott for its directors.

As required by its articles of incorporation, Abbott advanced defense costs on behalf of the present and former directors named in these suits.

Date for Receipt of Shareholder Proposals for the 2006 Annual Meeting Proxy Statement

Shareholder proposals for presentation at the 2006 Annual Meeting must be received by Abbott no later than November 18, 2005 and must otherwise comply with the applicable requirements of the Securities and Exchange Commission to be considered for inclusion in the proxy statement and proxy for the 2006 meeting.

Procedure for Recommendation and Nomination of Directors and Transaction of Business at Annual Meeting

A shareholder may recommend persons as potential nominees for director by submitting the names of such persons in writing to the chairman of the nominations and governance committee or the secretary of Abbott. Recommendations should be accompanied by a statement of qualifications and confirmation of the person's willingness to serve. A nominee who is recommended by a shareholder following these procedures will receive the same consideration as other comparably qualified nominees.

A shareholder entitled to vote for the election of directors at an Annual Meeting and who is a shareholder of record on:

•
the record date for that Annual Meeting,

•
the date the shareholder provides timely notice to Abbott, and

•
the date of the Annual Meeting,

may directly nominate persons for director by providing proper timely written notice to the secretary of Abbott.

That notice must include the name, age, business address, residence address and principal occupation or employment of the nominee, the class and number of shares of Abbott owned by the nominee and any other information relating to the nominee that is required to be disclosed in solicitations for proxies pursuant to the Securities Exchange Act. In addition, the notice must include the name and record address of the nominating shareholder and the class and number of shares of Abbott owned by the nominating shareholder.

A shareholder of record on the record date for an Annual Meeting of Shareholders, the date the shareholder provides timely notice to Abbott and on the date of the Annual Meeting of Shareholders may properly bring business before the Annual Meeting by providing timely written notice to the secretary of Abbott. For each matter the shareholder proposes to bring before the Annual Meeting, the notice must include a brief description of the business to be discussed, the reasons for conducting such business at the Annual Meeting, the name and record address of the shareholder proposing such business, the class and number of shares of Abbott owned by the shareholder and any material interest of the shareholder in such business.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the Annual Meeting must be received at Abbott's principal executive offices not less than ninety days and not more than one hundred twenty days prior to the anniversary date of the preceding Annual Meeting. If the Annual Meeting is called for a date that is not within twenty five days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or made public in a press release or in a filing with the Securities and Exchange Commission, whichever occurs first.

General

It is important that proxies be returned promptly. Shareholders are urged, regardless of the number of shares owned, to vote their shares. Most of Abbott's shareholders may vote their shares by telephone or the Internet. Shareholders who wish to vote by mail should sign and return their proxy card in the enclosed business reply envelope. Shareholders who vote by telephone or the Internet do not need to return their proxy card.

The Annual Meeting will be held at Abbott's headquarters, 100 Abbott Park Road, located at the intersection of Route 137 and Waukegan Road, Lake County, Illinois. Admission to the meeting will be by admission card only. A shareholder planning to attend the meeting should promptly complete and return the reservation form. Reservation forms must be received before April 15, 2005. An admission card admits only one person.

                  By order of the board of directors.

                  LAURA J. SCHUMACHER
                   SECRETARY

EXHIBIT A

DIRECTOR INDEPENDENCE STANDARD

No director qualifies as "independent" unless the Board affirmatively determines that the director has no material relationship with Abbott or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Abbott or any of its subsidiaries). In making this determination, the Board shall consider all relevant facts and circumstances, including the following standards:

•
A director is not independent if the director is, or has been within the last three years, an employee of Abbott or its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of Abbott or its subsidiaries.

•
A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Abbott or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as an employee (other than an executive officer).

•
A director is not independent if (A) the director or an immediate family member is a current partner of a firm that is Abbott's internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Abbott or its subsidiaries' audit within that time.

•
A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the present executive officers of Abbott or its subsidiaries at the same time serves or served on that company's compensation committee.

•
A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Abbott or its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

•
A director is not independent if the director is an executive officer of a charitable organization that received charitable contributions (other than matching contributions) from Abbott and its subsidiaries in the preceding fiscal year that are in excess of the greater of $1 million or 2% of such charitable organization's consolidated gross revenues.

A-1

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400 U.S.A.

Notice of Annual Meeting
of Shareholders
and Proxy Statement

Meeting Date
April 22, 2005

YOUR VOTE IS IMPORTANT!
Please sign and promptly return your proxy
in the enclosed envelope or vote your
shares by telephone or using the Internet.

Reservation Form for Annual Meeting

I am a shareholder of Abbott Laboratories and plan to attend the Annual
Meeting to be held at Abbott's headquarters, 100 Abbott Park Road, located at the intersection of Route 137 and Waukegan Road, Lake
County, Illinois at 9:00 a.m. on Friday, April 22, 2005.

Please send me an admission card for each of the following persons.

Name		Name

Please print name of shareholder		Please print name of guest
Address		Address

City		City

State	Zip Code	State	Zip Code

Phone Number ( )		Phone Number ( )

If you plan to attend the meeting, please complete and return the Reservation Form directly to Abbott Laboratories, Annual Meeting Ticket Requests, D-0383 AP6D, 100 Abbott Park Road, Abbott Park, Illinois 60064-6048. Due to space limitations, Reservation Forms must be received before April 15, 2005. An admission card, along with a form of personal identification, admits one person. A shareholder may request two admission cards.

To avoid a delay in the receipt of your admission card, do not return this form with your proxy card or mail it in the enclosed business envelope.

PROXY

ABBOTT LABORATORIES

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, revoking previous proxies, acknowledges receipt of the Notice and Proxy Statement dated March 18, 2005, in connection with the Annual Meeting of Shareholders of Abbott Laboratories to be held at 9:00 a.m. on April 22, 2005, at the corporation's headquarters, and hereby appoints MILES D. WHITE and LAURA J. SCHUMACHER, or either of them, proxy for the undersigned, with power of substitution, to represent and vote all shares of the undersigned upon all matters properly coming before the Annual Meeting or any adjournments thereof.

        If the undersigned is a participant in the Abbott Laboratories Stock Retirement Plan, then this card also instructs the plan's co-trustees to vote as specified at the 2005 Annual Meeting of Shareholders, and any adjournments thereof, all shares of Abbott Laboratories held in the undersigned's plan account upon the matters indicated and in their discretion upon such other matters as may properly come before the meeting.

        INSTRUCTIONS: This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Items 1 and 2 and AGAINST Items 3, 4, 5, 6, 7 and 8 and in accordance with the judgment of the proxy holders on any other matters that are properly brought before the meeting.

SEE REVERSE SIDE	(Important - Please sign and date on other side.)	SEE REVERSE SIDE

ABBOTT LABORATORIES

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/abt		1.	Call toll-free 1-877-779-8683 (within the U.S. and Canada) or 1-201-536-8073 (outside the U.S. and Canada).
2.	Follow the easy steps outlined on the secured internet site.		2.	Follow the easy recorded instructions.

Your vote is important! Go to http://www.eproxyvote.com/abt by 11:59 p.m. 4/21/05			Your vote is important! Call 1-877-PRX-VOTE by 11:59 p.m. 4/21/05

Do not return your Proxy Card if you are voting by Telephone or Internet.

DETACH HERE

☒	Please mark votes as in this example.
The Board of Directors recommends that you vote FOR Items 1 and 2.
1.	Election of 14 Directors.
Nominees: (01) R.S. Austin, (02) W.M. Daley, (03) H.L. Fuller,
(04) R.A. Gonzalez, (05) J.M. Greenberg, (06) J.M. Leiden,
	(07) D.A.L. Owen, (08) B. Powell Jr., (09) A.B. Rand, (10) W.A. Reynolds, (11) R.S. Roberts, (12) W.D. Smithburg, (13) J.R. Walter, and (14) M.D. White.				The Board of Directors recommends that you vote AGAINST Items 3, 4, 5, 6, 7 and 8.
	FOR ☐	WITHHELD ☐				FOR	AGAINST	ABSTAIN
	For, except vote withheld from the above nominee(s).			3.	Shareholder Proposal - Executive Compensation	☐	☐	☐
				4.	Shareholder Proposal - Performance Based Options	☐	☐	☐
2.	Ratification of Deloitte & Touche LLP as auditors.			5.	Shareholder Proposal - In Vitro Testing	☐	☐	☐
	FOR ☐	AGAINST ☐	ABSTAIN ☐	6.	Shareholder Proposal - Political Contributions	☐	☐	☐
				7.	Shareholder Proposal - HIV/AIDS-TB-Malaria Pandemics	☐	☐	☐
				8.	Shareholder Proposal - Separating the Roles of Chair and CEO	☐	☐	☐
		MARK HERE FOR ADDRESS CHANGE ☐ AND NOTE AT LEFT			Each joint tenant should sign; executors, administrators, trustees, etc. should give full title and, where more than one is named, a majority should sign. Please read other side before signing.
Signature:	Date:	Signature:	(If held jointly)	Date:

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